Exhibit 10.1

SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Sixth Amendment”) is made effective as of the 21st day of August, 2020, by and among WALKER & DUNLOP, LLC, a Delaware limited liability company (“Borrower”), WALKER & DUNLOP, INC., a Maryland corporation (“Parent”), and PNC BANK, NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S

WHEREAS, Lender, Borrower and Parent are parties to that certain Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 11, 2017, by and among Borrower, Parent, and Lender, as amended by that First Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 15, 2017, that Second Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 10, 2018, that Third Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated May 20, 2019, that Fourth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated September 6, 2019, and that Fifth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated April 23, 2020 (as amended, the “Credit Facility Agreement”), whereby upon the satisfaction of certain terms and conditions set forth therein, the Lender agreed to make Warehousing Advances from time to time, up to the Warehousing Credit Limit (each such term as defined in the Credit Facility Agreement).

WHEREAS, Borrower has requested, and Lender has agreed, pursuant to the terms hereof, to modify certain terms of the Credit Facility Agreement as set forth in this Sixth Amendment.

NOW, THEREFORE, for and in consideration of the premises, the mutual entry of this Sixth Amendment by the parties hereto and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.      Recitals. The Recitals are hereby incorporated into this Sixth Amendment as a substantive part hereof.

Section 2.      Definitions. Terms used herein and not otherwise defined shall have the meanings set forth in the Credit Facility Agreement.

Section 3.      Amendments to Credit Facility Agreement. The Credit Facility Agreement is hereby amended as follows:

(a)       Effective as of September 8, 2020, Section 1.2 of the Credit Facility Agreement shall be deemed deleted and replaced with the following:

“1.2      Expiration of Warehousing Commitment

The Warehousing Commitment expires on the earlier of (“Warehousing Maturity Date”): (a) September 7, 2021 (the “Stated Maturity Date”), on which date the Warehousing Commitment will expire of its own term and the Warehousing Advances together with all accrued and unpaid interest and costs and expenses will become due and payable without the necessity of Notice or action by Lender; and (b) the date the Warehousing Commitment is terminated and the Warehousing Advances become due and payable under Section 10.2(a) or 10.2(b).”

(b)       Section 3.4 of the Credit Facility Agreement is hereby amended and restated as follows:

“3.4      Facility Fee

Borrower shall pay to Lender an annual facility fee in an amount equal to ten (10) basis points of the Standard Warehousing Credit Limit (the “Facility Fee”), to be paid quarterly in arrears, commencing on the first Business Day of each Calendar Quarter following the Closing Date during the term of this Agreement. In addition to the foregoing, Borrower shall pay to Lender an additional facility fee in the amount of $10,000 for each Minimum Incremental Amount (the “Temporary Facility Fee”). For example, if the Standard Warehousing Credit Limit were increased by Two Hundred Million Dollars ($200,000,000) pursuant to the terms of the first paragraph of Section 3.13 hereof, the additional commitment fee shall be $20,000. Said fee shall be due and payable in connection with each increase of the Standard Warehousing Credit Limit pursuant to the terms of the first paragraph of Section 3.13 hereof.

Additionally, in the event Borrower exercises its right under the second paragraph of Section 3.13 and seeks an increase of the Maximum Warehousing Credit Limit up to the Limited Bulge Credit Limit, Borrower shall pay to Lender a bulge commitment fee in an amount calculated as follows: ten (10) basis points (0.001) multiplied by the portion of the Bulge Increase Amount actually drawn as a Warehousing Advance hereunder, then divided by 365 (for the number of days in the year), then multiplied for the number of days that the portion of the Bulge Increase Amount is actually drawn as a Warehousing Advance hereunder remains outstanding (the “Bulge Commitment Fee”). For example, if the Bulge Increase Amount is $500,000,000 and such amount is fully drawn as a Warehousing Advance and remains outstanding for 60 days, the additional commitment fee would be $82,191.60, based on the following calculation: .001 x $500,000,000 = 500,000; 500,000/365 = 1,369.86 x 60 = $82,191.60. The Bulge Commitment Fee shall be payable in full upon repayment of the Warehousing Advances drawn with respect to the Bulge Increase Amount.”

(c)        A new Section 3.11(h) is hereby added to the end of Section 3.11 of the Credit Facility Agreement as follows:

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“3.11(h)	The LIBOR Replacement Rider attached to this Agreement as Schedule 1 and incorporated herein by this reference provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. Lender does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Daily LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor. To the extent that any term or provision of the LIBOR Replacement Rider is or may be inconsistent with any term or provision in the remainder of this Agreement or any other Loan Document, the terms and provisions of the LIBOR Replacement Rider shall control.”

(d)       Section 3.13 of the Credit Facility Agreement is hereby amended and restated as follows:

“3.13      Increases to Standard Warehousing Credit Limit

Borrower shall have the right, upon no less than five days prior written notice to Lender, during the term of this Agreement, to request one or more incremental increases to the Standard Warehousing Credit Limit, in amounts of One Hundred Million Dollars ($100,000,000.00) each (each is herein a “Minimum Incremental Amount”), up to the Maximum Warehousing Credit Limit. Borrower’s notice shall indicate (i) the amount of the incremental increase of the Standard Warehousing Credit Limit and (ii) the effective date for the increase of the Standard Warehousing Credit Limit. Any incremental increase shall be made at the sole discretion of Lender. Provided such incremental increase is approved by Lender, said incremental increase of the Standard Warehousing Credit Limit shall remain in effect for a period of forty-five (45) days following such effective date.

Commencing on August 21, 2020 and continuing until October 25, 2020, Borrower shall have the additional one time right, upon no less than five days prior written notice to Lender, to request an increase of the Maximum Warehousing Credit Limit up to the Limited Bulge Credit Limit. Borrower’s notice shall indicate (i) the amount of the increase of the Maximum Warehousing Credit Limit (the “Bulge Increase Amount”), and (ii) the effective date for the increase of the Maximum Warehousing Credit Limit. The increase of the Maximum Warehousing Credit Limit by the Bulge Increase Amount shall remain in effect until October 31, 2020. ”

(e)       The following defined terms set forth in Section 13.1 of the Credit Facility Agreement are hereby deleted in their entirety and replaced with the following:

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‘“Applicable Daily Floating LIBO Rate” means, for any day, a rate per annum equal to the Daily LIBO Rate for such day, plus one and 40/100th percent (1.40%).’

‘“Limited Bulge Credit Limit” means One Billion Five Hundred Million Dollars ($1,500,000,000.00).’

‘“Maximum Warehousing Credit Limit” means One Billion Dollars ($1,000,000,000).’

‘“Standard Warehousing Credit Limit” means Seven Hundred Million Dollars ($700,000,000).’

(f)        The LIBOR Replacement Rider attached as Schedule 1 to this Sixth Amendment is hereby added as Schedule 1 to the Credit Facility Agreement at the end thereof.

Section 4.      Ratification, No Novation, Effect of Modifications. Except as may be amended or modified hereby, the terms of the Credit Facility Agreement are hereby ratified, affirmed and confirmed and shall otherwise remain in full force and effect. Nothing in this Sixth Amendment shall be construed to extinguish, release, or discharge or constitute, create or effect a novation of, or an agreement to extinguish, release or discharge, any of the obligations, indebtedness and liabilities of Borrower or any other party under the provisions of the Credit Facility Agreement or any of the other Loan Documents, unless specifically herein provided.

Section 5.      Amendments. This Sixth Amendment may be amended or supplemented by and only by an instrument executed and delivered by each party hereto.

Section 6.      Waiver. The Lenders shall not be deemed to have waived the exercise of any right which they hold under the Credit Facility Agreement unless such waiver is made expressly and in writing (and no delay or omission by any Lender in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right. Without limiting the operation and effect of the foregoing provisions hereof, no act done or omitted by any Lender pursuant to the powers and rights granted to it hereunder shall be deemed a waiver by any Lender of any of its rights and remedies under any of the provisions of the Credit Facility Agreement, and this Sixth Amendment is made and accepted without prejudice to any of such rights and remedies.

Section 7.      Governing Law. This Sixth Amendment shall be given effect and construed by application of the law of the Commonwealth of Pennsylvania.

Section 8.      Headings. The headings of the sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.

Section 9.      Severability. No determination by any court, governmental body or otherwise that any provision of this Sixth Amendment or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (i) any other such provision or (ii) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

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Section 10.      Binding Effect. This Sixth Amendment shall be binding upon and inure to the benefit of Borrower, Parent, Lender, and their respective permitted successors and assigns.

Section 11.      Counterparts. This Sixth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Sixth Amendment under their respective seals as of the day and year first written above.

WALKER & DUNLOP, LLC, as Borrower

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President & Chief Financial Officer

WALKER & DUNLOP, INC., as Parent

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President & Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Steven Pachla
Name:	Steven Pachla
Title:	Vice President

Signature Page - Sixth Amendment to Amended and Restated Warehousing Credit and Security Agreement

SCHEDULE 1

LIBOR REPLACEMENT Rider

(a)       Benchmark Replacement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if the Lender determines that a Benchmark Transition Event or an Early Opt-in Event has occurred, the Lender may amend this Agreement to replace LIBOR with a Benchmark Replacement in accordance with the provisions of this Rider; and any such amendment shall be in writing, shall specify the date that the Benchmark Replacement is effective and will not require any further action or consent of the Borrower. Until the Benchmark Replacement is effective, amounts bearing interest with reference to LIBOR will continue to bear interest with reference to LIBOR; provided however, during a Benchmark Unavailability Period such amounts automatically will bear interest at the rate and on the terms that would have been applicable under this Agreement if the Lender had given notice that LIBOR had become unavailable.

(b)       Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.

(c)       Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the effectiveness of any Benchmark Replacement Conforming Changes and (ii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Rider, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Rider. In addition to any delivery method permitted pursuant to the terms of the Loan Documents, the Lender may provide any amendment, notice or other communication to the Borrower hereunder electronically (including to any electronic address that the Borrower provides to the Lender) or through an automated platform that the Lender provides to the Borrower.

(d)       Certain Defined Terms. As used in this Rider:

“Benchmark Replacement” means the sum of: (a) the Benchmark Replacement Index and (b) the Benchmark Replacement Adjustment; provided that, if at any time the Benchmark Replacement as so determined would be less than the Benchmark Replacement Floor, the Benchmark Replacement will be deemed to be the Benchmark Replacement Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, for each applicable LIBOR-based rate and tenor, the spread adjustment to the Benchmark Replacement Index, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Lender (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Benchmark Replacement Index by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of LIBOR for U.S. dollar-denominated credit facilities at such time and (b) which also may reflect adjustments to account for (i) the effects of the transition from LIBOR to the Benchmark Replacement and (ii) yield- or risk-based differences between LIBOR and the Benchmark Replacement.

“Benchmark Replacement Commencement Date” means the date a Benchmark Replacement has replaced LIBOR for all purposes under this Agreement in accordance with this Rider.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, for example, changes to the definition of “Applicable Base Rate,” the definition of “LIBOR Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Floor” means the minimum rate of interest, if any, specified for LIBOR under the terms of this Agreement or, if no minimum rate of interest is specified, zero.

“Benchmark Replacement Index” means the alternate benchmark rate that has been selected by the Lender to replace LIBOR giving due consideration to (a) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated credit facilities.

“Benchmark Replacement Transition Date” means the earlier to occur of the following events with respect to LIBOR:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1)	a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2)	a public statement or publication of information by a Governmental Authority having jurisdiction over the Lender, the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Lender announcing that LIBOR is no longer representative.

“Benchmark Unavailability Period” means the period, if any, beginning on the Benchmark Replacement Transition Date and ending on the Benchmark Replacement Commencement Date, it being understood that if the Benchmark Replacement Commencement Date occurs on or before the Benchmark Replacement Transition Date a Benchmark Unavailability Period will not occur.

“Early Opt-in Event” means a determination by the Lender that U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Rider, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“LIBOR” means, for purposes of this Rider only, any interest rate that is based on the London interbank offered rate, including the Daily LIBO Rate.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.